Exhibit 99.1

PRESS RELEASE

OSG

Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP ANNOUNCES CREDIT AGREEMENT WITH

EXPORT-IMPORT BANK OF CHINA

New York – September 9, 2009 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced it has entered into a $389 million, 12-year secured facility with The Export-Import Bank of China (China Exim Bank). The facility is the first financing arrangement that China Exim Bank has extended to a U.S. company. Borrowings under the facility will be used toward financing three VLCCs and two Aframax crude oil tankers constructed in China. The two Aframaxes are the Overseas Yosemite and Overseas Yellowstone, delivered in the first half of 2009.

Myles Itkin, Chief Financial Officer of OSG, stated, “We are pleased to establish a new relationship with China Exim Bank. This facility not only solidifies OSG’s commitment to China in trade, finance and business development, it extends the maturity profile of our outstanding debt, providing ample resources to fuel growth. This financing underscores OSG’s strong financial profile, superior access to long-term debt capital and our ongoing commitment to shareholders to aggressively manage liquidity and balance sheet strength.” Itkin continued, “China has established itself as a major player in the shipbuilding industry. We welcome the opportunity to participate in its continued growth through this new business relationship.”

A formal signing ceremony took place in Beijing on August 10, 2009 and was attended by OSG representatives Messrs. Morten Arntzen, President and CEO and Erik Broekhuizen, Vice President. Representatives from China Exim Bank included Messrs. Zhu Xinqiang, Vice President, Fei Zhaohui, Deputy General Manager International Business Department, Ms. Li Li, General Manager Transport Finance Department, Ms. Li Dan, Division Chief Transport Finance Department, Ms. Wang Zheng, Division Chief, Division III, Project Evaluation Department and Mr. Wu Hongliang, Senior Credit Officer Transport Finance Department.

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About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil, petroleum products and gas in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Contact Information

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.